Exhibit 99.1

7000 Cardinal Place Dublin,OH 43017 www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors:	Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

CARDINAL HEALTH REPORTS FIRST QUARTER RESULTS

•	Revenue increases 11 percent to $24 billion

•	GAAP diluted earnings per share from continuing operations decline 16 percent to $0.69 and 14 percent to $0.74 on a non-GAAP basis

•	Spin-off planning remains on target

•	Full-year guidance remains unchanged

DUBLIN, Ohio, Oct. 29, 2008 — Cardinal Health, a global provider of products and services that improve the safety and productivity of health care, today reported an 11 percent increase in revenue to $24 billion, driven by strong sales in the Healthcare Supply Chain Services segment and continued growth within Clinical and Medical Products.

For the quarter ended Sept. 30, the Healthcare Supply Chain Services segment achieved double-digit revenue growth, which helped partially offset the expected year-over-year profit decline from previously disclosed contract re-pricings and anti-diversion efforts for controlled substances.

First-quarter GAAP earnings per share (EPS) declined 16 percent from the prior year period to $0.69. Special items primarily related to the restructuring announced on July 8 and impairments resulted in a $0.05 dilutive impact, bringing non-GAAP EPS from continuing operations1 to $0.74.

In early October, Cardinal Health entered into an agreement with the U.S. Drug Enforcement Administration (DEA) to resume shipments of controlled substances from three of the company’s distribution centers, which is anticipated to contribute to growth in the second half of the fiscal year. The company expects these facilities to fully resume shipment of controlled substances by the end of November.

“The company performed as expected with double-digit revenue and profit performance from Clinical and Medical Products, and I am encouraged by continued signs of early progress in the

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pharmaceutical supply chain business,” said R. Kerry Clark, chairman and CEO of Cardinal Health. “We remain focused on driving growth for both segments, while working diligently toward completing the spin-off of our clinical and medical products businesses by the middle of calendar 2009.”

The company announced on Sept. 29 that its board of directors had approved plans for a tax-free spin-off of most of its clinical and medical products businesses as a separate, publicly traded company. Completion of the spin-off is subject to final approval by the company’s board of directors, confirmation of the tax-free nature of the transaction and the effectiveness of a Form 10 registration statement to be filed with the U.S. Securities and Exchange Commission.

Q1 FY09 SUMMARY

	Q1 FY09	Q1 FY08	Y/Y
Revenue	$24.3 billion	$22 billion	11%
GAAP Operating Earnings	$426 million	$490 million	(13)%
Non-GAAP Operating Earnings[2]	$482 million	$512 million	(6)%
GAAP Earnings from Continuing Operations	$250 million	$303 million	(18)%
Non-GAAP Earnings from Continuing Operations[3]	$268 million	$318 million	(16)%
GAAP Diluted EPS from Continuing Operations	$0.69	$0.82	(16)%
Non-GAAP Diluted EPS from Continuing Operations	$0.74	$0.86	(14)%

FIRST-QUARTER SEGMENT RESULTS

Healthcare Supply Chain Services

	Q1 FY09	Q1 FY08	Y/Y
Revenue	$23.4 billion	$21.1 billion	11%
Segment Profit	$292 million	$347 million	(16)%

Healthcare Supply Chain Services increased revenue by 11 percent to $23.4 billion, from sales to both pharmaceutical and medical supply chain customers. Sales to bulk customers4 increased 20 percent to $10.7 billion and sales to non-bulk customers5 increased 4 percent to $10.6 billion. Segment profit declined 16 percent to $292 million, primarily driven by previously disclosed pharmaceutical contract re-pricings, continued disruption from anti-diversion efforts for pharmaceutical supply chain customers and lower branded price inflation compared to the prior year period.

“In the pharmaceutical supply chain business, we made significant progress towards our key priorities, including rebuilding sales momentum, particularly in the direct store business, growth in

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Cardinal Health

our Source Generics program and a resolution with the DEA related to the distribution of controlled drugs,” said George Barrett, Cardinal Health vice chairman and CEO of Healthcare Supply Chain Services. “While the positive financial impact of this progress will not be felt immediately, each represents an important milestone in turning the business in a positive direction. Other highlights from the segment include our lab and ambulatory businesses within the medical products supply chain. They performed particularly well for the quarter, and we expect to continue this momentum for the remainder of the fiscal year.”

Clinical and Medical Products

	Q1 FY09	Q1 FY08	Y/Y
Revenue	$1.2 billion	$1 billion	12%
Segment Profit	$167 million	$145 million	15%

Revenue for Clinical and Medical Products increased 12 percent to $1.2 billion, driven by continued strength in dispensing, the Enturia acquisition and international sales. Segment profit increased 15 percent to $167 million, driven by the increase in revenue and growth in infection prevention products, including Enturia. Segment profit was partially dampened by a rise in raw material costs.

“Our core infusion and dispensing systems performed well, and our ChloraPrep® products from the Enturia acquisition outperformed for the quarter,” said David Schlotterbeck, Cardinal Health vice chairman and CEO of Clinical and Medical Products. “As we continue to make progress with our quality system enhancements, we have essentially completed remediation efforts for the Alaris® SE pump recall and expect to complete the Alaris® System Pump Module recall by the end of the calendar year. In addition, the VIASYS acquisition remains on schedule to meet our synergy targets for fiscal 2010.”

ADDITIONAL FIRST QUARTER AND RECENT HIGHLIGHTS:

•

Reached agreements with the DEA and seven U.S. Attorneys’ Offices that resulted in reinstated licenses to distribute controlled substances from the company’s Auburn, Wash., Lakeland, Fla. and Swedesboro, N.J. distribution centers.

•	Completed the sale of the company’s MedSystems and Tecomet businesses, which were non-strategic assets from the VIASYS acquisition.

•	Hosted approximately 400 health care industry leaders at the inaugural Chasing Zero Summit to encourage a zero-tolerance approach to health care associated infections (HAIs).

•	Signed 50 new customers for MedMined™ services, the market leader in electronic infection surveillance.

•

The Cardinal Health Foundation launched the second annual $1 million Patient Safety Grant to help U.S. hospitals, health systems and community health clinics improve patient safety and health care quality.

•	Launched myPharmacyTrainer, a proprietary online training site that helps independent pharmacies coach their employees to deliver better patient care, improve customer loyalty and increase sales.

OUTLOOK

Cardinal Health’s guidance range for the full year remains unchanged at $3.80 to $3.95 for non-GAAP diluted EPS from continuing operations. Clark said, “It is clear that we are operating in an

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unprecedented economic environment, yet Cardinal Health remains well positioned with a strong balance sheet that enables ongoing access to capital. While we have not seen any definitive customer credit issues that would change our full-year outlook at this time, we are seeing hospitals delay some purchase decisions that will have some impact to our Clinical and Medical Products segment for the December quarter. We are monitoring this very closely and will continue to take steps to mitigate as much impact as possible.”

The company’s guidance does not reflect any incremental costs it will incur associated with the spin-off and separation of the two companies. The company expects a significant portion of these costs will be classified as special items in accordance with company practices.

CONFERENCE CALL

Cardinal Health will host a conference call and webcast today at 8:30 a.m. EDT to discuss first quarter results. To access the call and corresponding slide presentation, visit the Investor page at www.cardinalhealth.com or dial 617-213-4845, passcode 12574826. Presentation slides, an audio replay and a transcript will be archived on the Web site after the conclusion of the meeting. The audio replay will also be available until 11 p.m. EDT on Oct. 31 by dialing 617-801-6888, passcode 49513300.

UPCOMING EVENTS

The 2008 annual meeting of shareholders will be held Nov. 5 at 2 p.m. EST at Cardinal Health headquarters, 7000 Cardinal Place, Dublin, Ohio. Shareholders are cordially invited to attend in person, or they can access the live webcast of the meeting and corresponding slide presentation from the Investors page at www.cardinalhealth.com. A replay and transcript also will be available on the Investors page until 11 p.m. EST on Nov. 19.

Cardinal Health Chief Financial Officer Jeff Henderson will address investors at the Annual Credit Suisse Healthcare Conference in Phoenix on Nov. 12 at 4:30 p.m. EST. Henderson will discuss Cardinal Health’s diverse products and services, company performance and strategies for continued growth. To access the live webcast of his remarks or a transcript, go to the Investors page at www.cardinalhealth.com.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $91 billion, global company serving the health care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined™ electronic infection surveillance service, VIASYS® respiratory care products and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

# # #

[1]	Non-GAAP diluted EPS from continuing operations: Non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding.

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[2]	Non-GAAP operating earnings: Operating earnings excluding special items and impairments, (gain)/loss on sale of assets and other, net.

[3]	Non-GAAP earnings from continuing operations: Earnings from continuing operations excluding special items and impairments, (gain)/loss on sale of assets and other, net, both net of tax.

[4]

Bulk customers consist of Healthcare Supply Chain Services customers to which the segment distributes pharmaceutical, radiopharmaceutical and over-the-counter health care products to the customers’ centralized warehouse operations and mail order businesses.

[5]

Non-bulk customers consist of all Healthcare Supply Chain Services customers to which the segment distributes pharmaceutical, radiopharmaceutical and over-the-counter health care products other than bulk customers.

A reconciliation of the differences between these non-GAAP financial measures and their most directly comparable GAAP financial measures is provided in the attached tables and at http://www.cardinalhealth.com.

Cardinal Health uses its Web site as a channel of distribution for material company information. Important information, including news releases, analyst presentations and financial information regarding Cardinal Health is routinely posted and accessible on the Investors page at www.cardinalhealth.com.

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: uncertainties regarding the planned spin-off of the clinical and medical products businesses as a new stand-alone entity, including the timing and terms of any such spin-off and whether such spin-off will be completed, and uncertainties regarding the impact of the planned spin-off on Cardinal Health, the new clinical and medical products company and the potential market for their respective securities; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; future actions of regulatory bodies or government authorities relating to Cardinal Health’s manufacturing or sale of products and other costs or claims that could arise from its manufacturing, compounding or repackaging operations or from its other services; the costs, difficulties and uncertainties related to the integration of acquired businesses; uncertainties related to the recent disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit and the impact of the financial market disruptions on Cardinal Health’s customers and vendors; and conditions in the pharmaceutical market and general economic and market conditions. This news release reflects management’s views as of Oct. 29, 2008. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

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CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	First Quarter
(in millions, except per Common Share amounts)	2009	2008	% Change
Revenue	$24,347.2	$21,973.4	11%
Cost of products sold	22,982.7	20,631.2	11%

Gross margin	1,364.5	1,342.2	2%

Selling, general and administrative expenses	882.2	830.1	6%
Impairments, (gain)/loss on sale of assets and other, net	3.6	(0.2)	N.M.

Special items:
Restructuring charges	49.7	14.8	N.M.
Acquisition integration charges	2.4	5.4	N.M.
Litigation and other	0.3	2.3	N.M.

Operating earnings	426.3	489.8	(13)%

Interest expense and other	62.4	42.9	45%

Earnings before income taxes and discontinued operations	363.9	446.9	(19)%

Provision for income taxes	114.1	143.7	(21)%

Earnings from continuing operations	249.8	303.2	(18)%

Loss from discontinued operations (net of tax expense of $0.6 and $2.0 for the first quarter of fiscal 2009 and 2008, respectively)	(0.7)	(1.4)	N.M.

Net earnings	$249.1	$301.8	(17)%

Basic earnings per Common Share:
Continuing operations	$0.70	$0.83	(16)%
Discontinued operations	—	—	N.M.

Net basic earnings per Common Share	$0.70	$0.83	(16)%

Diluted earnings per Common Share:
Continuing operations	$0.69	$0.82	(16)%
Discontinued operations	—	—	N.M.

Net diluted earnings per Common Share	$0.69	$0.82	(16)%

Weighted average number of Common Shares outstanding:
Basic	356.7	363.0
Diluted	361.1	370.2

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)	September 30, 2008	June 30, 2008
Assets
Cash and equivalents	$672.2	$1,291.3
Trade receivables, net	5,862.3	5,006.9
Current portion of net investment in sales-type leases	384.8	383.7
Inventories	7,692.1	6,768.8
Prepaid expenses and other	614.9	593.1
Assets held for sale	—	140.4

Total current assets	15,226.3	14,184.2

Property and equipment, net	1,749.5	1,737.2
Net investment in sales-type leases, less current portion	935.8	916.8
Goodwill and other intangibles, net	6,265.1	6,225.9
Other assets	468.4	384.1

Total assets	$24,645.1	$23,448.2

Liabilities and Shareholders’ Equity
Current portion of long-term obligations and other short-term borrowings	$166.5	$159.0
Accounts payable	9,354.6	8,311.8
Other accrued liabilities	1,902.6	1,889.7
Liabilities from businesses held for sale and discontinued operations	2.4	15.4

Total current liabilities	11,426.1	10,375.9

Long-term obligations, less current portion and other short-term borrowings	3,597.0	3,687.4
Deferred income taxes and other liabilities	1,703.9	1,637.4
Total shareholders’ equity	7,918.1	7,747.5

Total liabilities and shareholders’ equity	$24,645.1	$23,448.2

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Quarter
(in millions)	2009	2008
Cash Flows From Operating Activities:
Net earnings	$249.1	$301.8
Loss from discontinued operations	0.7	1.4

Earnings from continuing operations	249.8	303.2
Adjustments to reconcile earnings from continuing operations to net cash provided by / (used in) operating activities:
Depreciation and amortization	101.0	94.9
Asset impairments and (gain)/loss on sale of assets, net	3.6	(0.2)
Equity compensation	24.4	26.1
Provision for bad debts	12.6	5.0
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(782.4)	(191.9)
(Increase) / decrease in inventories	(873.6)	232.4
Increase in net investment in sales-type leases	(20.2)	(24.1)
Increase / (decrease) in accounts payable	982.6	(63.2)
Other accrued liabilities and operating items, net	(49.8)	57.0

Net cash provided by / (used in) operating activities - continuing operations	(352.0)	439.2
Net cash used in operating activities - discontinued operations	(0.9)	(30.4)

Net cash provided by / (used in) operating activities	(352.9)	408.8

Cash Flows From Investing Activities:
Acquisition of subsidiaries, net of divestitures and cash acquired	(6.1)	(88.1)
Proceeds from sale of property and equipment	1.0	2.5
Additions to property and equipment	(89.6)	(91.5)
Sale of investment securities available for sale, net	—	131.9

Net cash used in investing activities - continuing operations	(94.7)	(45.2)
Net cash used in investing activities - discontinued operations	—	—

Net cash used in investing activities	(94.7)	(45.2)

Cash Flows From Financing Activities:
Net change in commercial paper and short-term borrowings	1.2	232.0
Reduction of long-term obligations	(152.6)	(13.0)
Proceeds from long-term obligations, net of issuance costs	8.5	0.1
Proceeds from issuance of Common Shares	17.9	105.5
Tax benefits from exercises of stock options	3.3	11.6
Dividends on Common Shares	(49.8)	(44.3)
Purchase of Common Shares in treasury	—	(674.7)

Net cash used in financing activities - continuing operations	(171.5)	(382.8)
Net cash used in financing activities - discontinued operations	—	—

Net cash used in financing activities	(171.5)	(382.8)

Net decrease in cash and equivalents	(619.1)	(19.2)
Cash and equivalents at beginning of period	1,291.3	1,308.8

Cash and equivalents at end of period	$672.2	$1,289.6

CARDINAL HEALTH, INC. AND SUBSIDIARIES

BUSINESS ANALYSIS

TOTAL COMPANY

	First Quarter		Non-GAAP First Quarter
(in millions)	2009	2008	2009	2008
Revenue
Amount	$24,347	$21,973
Growth Rate	11%	5%

Operating Earnings
Amount	$426	$490	$482	$512
Growth Rate	(13)%	9%	(6)%	8%

Earnings from Continuing Operations
Amount	$250	$303	$268	$318
Growth Rate	(18)%	4%	(16)%	3%

Refer to the GAAP / Non-GAAP Reconciliation for definitions and calculations supporting the non-GAAP balances.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SEGMENT BUSINESS ANALYSIS

	First Quarter
(in millions)	2009	2008
HEALTHCARE SUPPLY CHAIN SERVICES

Revenue [1]
Amount	$23,418	$21,093
Growth Rate	11%	4%
Mix	94%	94%

Segment Profit [2]
Amount	$292	$347
Growth Rate	(16)%	4%
Mix	60%	68%
Segment Profit Margin	1.25%	1.65%

	First Quarter
(in millions)	2009	2008
CLINICAL AND MEDICAL PRODUCTS

Revenue [1]
Amount	$1,155	$1,032
Growth Rate	12%	33%
Mix	5%	5%

Segment Profit [2]
Amount	$167	$145
Growth Rate	15%	70%
Mix	35%	28%
Segment Profit Margin	14.43%	14.06%

	First Quarter
(in millions)	2009	2008
ALL OTHER

Revenue [1]
Amount	$273	$294
Growth Rate	(7)%	5%
Mix	1%	1%

Segment Profit [2]
Amount	$24	$22
Growth Rate	7%	(21)%
Mix	5%	4%
Segment Profit Margin	8.76%	7.62%

Refer to definitions for an explanation of calculations.

[1]

Total consolidated revenue for the three months ended September 30, 2008 is $24.3 billion, which included total segment revenue of $24.8 billion and Corporate revenue of $(0.5) billion. Total consolidated revenue for the three months ended September 20, 2007 is $22.0 billion, which included total segment revenue of $22.4 billion and Corporate revenue of $(0.4) billion. Corporate consisted primarily of elimination of inter-segment revenue.

[2]

Total consolidated operating earnings for the three months ended September 30, 2008 is $426 million, which included total segment profit of $483 million and Corporate loss of $(57) million. Total consolidated operating earnings for the three months ended September 30, 2007 is $490 million, which included total segment profit of $514 million and Corporate loss of $(24) million. Corporate includes, among other things, special items and impairments, (gain)/loss on sale of assets and other, net.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SCHEDULE OF NOTABLE ITEMS

	First Quarter
(in millions, except per Common Share amounts)	2009	2008
Special Items
Restructuring charges	$(49.7)	$(14.8)
Acquisition integration charges	(2.4)	(5.4)
Litigation and other	(0.3)	(2.3)

Total special items	(52.4)	(22.5)
Tax benefit	17.1	7.7

Special items, net of tax	$(35.3)	$(14.8)

Decrease to diluted EPS from continuing operations	$(0.10)	$(0.04)

Impairments, Gain/(Loss) on Sale of Assets and Other, Net
Impairments, gain/(loss) on sale of assets and other, net	$(3.6)	$0.2
Tax benefit / (expense)	20.9	(0.1)

Impairments, gain/(loss) on sale of assets and other, net, net of tax	$17.3	$0.1

Increase to diluted EPS from continuing operations	$0.05	$—

Weighted Average Number of Diluted Shares Outstanding	361.1	370.2

CARDINAL HEALTH, INC. AND SUBSIDIARIES

ASSET MANAGEMENT ANALYSIS

	First Quarter
	2009	2008
Receivable Days	21.5	22.2
Days Inventory on Hand	27	28

Debt to Total Capital	32%	35%
Net Debt to Capital	28%	26%

Return on Equity	12.7%	16.7%
Non-GAAP Return on Equity [1]	13.6%	17.5%

Return on Invested Capital [1]	6.03%	7.17%
Non-GAAP Return on Invested Capital [1]	6.40%	7.49%

Effective Tax Rate from Continuing Operations	31.4%	32.2%
Non-GAAP Effective Tax Rate from Continuing Operations [1]	36.2%	32.2%

Refer to the GAAP / Non-GAAP Reconciliation for non-GAAP calculations.

[1]	See definitions for explanation of changes in method of calculating these financial measures from prior quarters.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

GAAP / NON-GAAP RECONCILIATION

	First Quarter 2009
(in millions, except per Common Share amounts)	GAAP	Special Items	Impairments, (Gain)/Loss on Sale of Assets and Other, Net	Non-GAAP
Operating Earnings
Amount	$426	$52	$4	$482
Growth Rate	(13)%			(6)%

Provision for Income Taxes	$114	$17	$21	$152

Earnings from Continuing Operations
Amount	$250	$35	$(17)	$268
Growth Rate	(18)%			(16)%

Diluted EPS from Continuing Operations
Amount	$0.69	$0.10	$(0.05)	$0.74
Growth Rate	(16)%			(14)%

	First Quarter 2008
	GAAP	Special Items	Impairments, (Gain)/Loss on Sale of Assets and Other, Net	Non-GAAP
Operating Earnings
Amount	$490	$23	—	$512
Growth Rate	9%			8%

Provision for Income Taxes	$144	$8	—	$151

Earnings from Continuing Operations
Amount	$303	$15	—	$318
Growth Rate	4%			3%

Diluted EPS from Continuing Operations
Amount	$0.82	$0.04	—	$0.86
Growth Rate	15%			15%

The sum of the components may not equal the total due to rounding

CARDINAL HEALTH, INC. AND SUBSIDIARIES

GAAP / NON-GAAP RECONCILIATION

	First Quarter
(in millions)	2009	2008
GAAP Return on Equity	12.7%	16.7%

Non-GAAP Return on Equity
Net earnings	$249.1	$301.8
Special items, net of tax, in continuing operations	35.3	14.8
Impairments, (gain)/loss on sale of assets and other, net, net of tax, in continuing operations	(17.3)	(0.1)

Adjusted net earnings	$267.1	$316.5

Annualized	$1,068.4	$1,266.0

Divided by average shareholders’ equity [1]	$7,832.8	$7,222.6

Non-GAAP return on equity [2]	13.6%	17.5%

	First Quarter
	2009	2008
GAAP Return on Invested Capital [2]	6.03%	7.17%

Non-GAAP Return on Invested Capital
Net earnings	$249.1	$301.8
Special items, net of tax, in continuing operations	35.3	14.8
Impairments, (gain)/loss on sale of assets and other, net, net of tax, in continuing operations	(17.3)	(0.1)
Interest expense and other, net of tax	39.9	27.5

Adjusted net earnings	$307.0	$344.0

Annualized	$1,228.0	$1,376.0

Divided by average total invested capital [3]	$19,177.2	$18,365.9

Non-GAAP return on invested capital [2]	6.40%	7.49%

[1]	The average shareholders’ equity shown above is calculated using the average of the prior year’s fourth quarter and the current quarter.
[2]	See definitions for explanation of changes in method of calculating these financial measures from prior quarters.
[3]

Total invested capital is calculated as the sum of the current portion of long-term obligations and other short-term borrowings, long-term obligations, total shareholders’ equity and unrecorded goodwill. The average total invested capital is calculated using the average of total invested capital at the end of the prior year’s fourth quarter and the current quarter. Unrecorded goodwill is $7.5 billion for all periods presented.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

GAAP / NON-GAAP RECONCILIATION

	First Quarter
(in millions)	2009	2008
GAAP Effective Tax Rate from Continuing Operations	31.4%	32.2%

Non-GAAP Effective Tax Rate from Continuing Operations
Earnings before income taxes and discontinued operations	$363.9	$446.9
Special items	52.4	22.5
Impairments, (gain)/loss on sale of assets and other, net	3.6	(0.2)

Adjusted earnings before income taxes and discontinued operations	$419.9	$469.2

Provision for income taxes	$114.1	$143.7
Special items tax benefit	17.1	7.7
Impairments, (gain)/loss on sale of assets and other, net, tax impact	20.9	(0.1)

Adjusted provision for income taxes	$152.1	$151.3

Non-GAAP effective tax rate from continuing operations [1]	36.2%	32.2%

	First Quarter
	2009	2008
Debt to Total Capital	32%	35%

Net Debt to Capital
Current portion of long-term obligations and other short-term borrowings	$166.5	$386.8
Long-term obligations, less current portion and other short-term borrowings	3,597.0	3,347.5

Debt	$3,763.5	$3,734.3
Cash and equivalents	(672.2)	(1,289.6)

Net debt	$3,091.3	$2,444.7
Total shareholders’ equity	$7,918.1	$7,068.2
Capital	$11,009.4	$9,512.9
Net debt to capital	28%	26%

Forward-Looking Non-GAAP Financial Measures

The Company presents non-GAAP earnings from continuing operations and non-GAAP effective tax rate from continuing operations (and presentations derived from these financial measures) on a forward-looking basis. The most directly comparable forward-looking GAAP measures are earnings from continuing operations and effective tax rate from continuing operations. The Company is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most comparable forward-looking GAAP measures because the Company cannot reliably forecast special items and impairments, (gain)/loss on sale of assets and other, net, which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact the Company’s future financial results.

[1]	See definitions for explanation of changes in method of calculating these financial measures from prior quarters.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

DEFINITIONS

GAAP

Debt: long-term obligations plus short-term borrowings

Debt to Total Capital: debt divided by (debt plus total shareholders’ equity)

Diluted EPS from Continuing Operations: earnings from continuing operations divided by diluted weighted average shares outstanding

Effective Tax Rate from Continuing Operations: provision for income taxes divided by earnings before income taxes and discontinued operations

Operating Cash Flow: net cash provided by / (used in) operating activities from continuing operations

Segment Profit: segment revenue minus (segment cost of products sold and segment selling, general and administrative expenses)

Segment Profit Margin: segment profit divided by segment revenue

Segment Profit Mix: segment profit divided by total segment profit for all segments

Return on Equity: annualized net earnings divided by average shareholders’ equity

Return on Invested Capital: annualized net earnings plus interest expense and other divided by (average total shareholders’ equity plus debt plus unrecorded goodwill) 1

Revenue Mix: segment revenue divided by total segment revenue for all segments

NON-GAAP

Net Debt to Capital: net debt divided by (net debt plus total shareholders’ equity)

Net Debt: debt minus (cash and equivalents and short-term investments available for sale)

Non-GAAP Diluted EPS from Continuing Operations: non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding

Non-GAAP Diluted EPS from Continuing Operations Growth Rate: (current period non-GAAP diluted EPS from continuing operations minus prior period non-GAAP diluted EPS from continuing operations) divided by prior period non-GAAP diluted EPS from continuing operations

Non-GAAP Earnings from Continuing Operations: earnings from continuing operations excluding special items and impairments, (gain)/loss on sale of assets and other, net, both net of tax

Non-GAAP Earnings from Continuing Operations Growth Rate: (current period non-GAAP earnings from continuing operations minus prior period non-GAAP earnings from continuing operations) divided by prior period non-GAAP earnings from continuing operations

Non-GAAP Effective Tax Rate from Continuing Operations: (provision for income taxes adjusted for special items and impairments, (gain)/loss on sale of assets and other, net) divided by (earnings before income taxes and discontinued operations adjusted for special items and impairments, (gain)/loss on sale of assets and other, net) 2

Non-GAAP Operating Earnings: operating earnings excluding special items and impairments, (gain)/loss on sale of assets and other, net

Non-GAAP Operating Earnings Growth Rate: (current period non-GAAP operating earnings minus prior period non-GAAP operating earnings) divided by prior period non-GAAP operating earnings

Non-GAAP Return on Equity: (annualized current period net earnings excluding special items and impairments, (gain)/loss on sale of assets and other, net, both net of tax) divided by average shareholders’ equity 2

Non-GAAP Return on Invested Capital: (annualized net earnings excluding special items, impairments, (gain)/loss on sale of assets and other, net and interest expense and other all net of tax) divided by (average total shareholders’ equity plus debt plus unrecorded goodwill) 2

[1]

During the first quarter of fiscal 2009, the Company began to exclude interest expense from the calculation of GAAP return on invested capital. Prior year results have been recast to reflect the new calculation methodology.

[2]

During the first quarter of fiscal 2009, the Company began to exclude the impact of impairments, (gain)/loss on sale of assets and other, net, net of tax from the calculation of non-GAAP effective tax rate from continuing operations, non-GAAP return on equity and non-GAAP return on invested capital consistent with the calculation of other non-GAAP financial measures. Prior year results have been recast to reflect the new calculation methodology.